Exhibit 99.1


                NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS OF
                     FIRST CASH FINANCIAL SERVICES, INC.

   Restriction on Trading First Cash Financial Services, Inc. Common Stock
                           During a Blackout Period

 During an upcoming blackout period in the First Cash 401(k) Plan, new SEC rules prohibit you from purchasing, selling, acquiring or transferring First Cash common stock or associated derivative securities (i.e. stock options) that you acquired in connection with your service or employment as a director or officer of First Cash.

 The First Cash 401(k) Plan will be in a blackout period from June 28, 2004 through June 30, 2004. During the three-day blackout period, plan participants (employees) may not withdraw or transfer balances from any investment option offered in the plan, including shares of First Cash Financial Services, Inc. common stock. The purpose of the blackout period is to facilitate the upgrade of the share class of certain Merrill Lynch funds offered as investment options in the plan.

 Under a new regulation adopted pursuant to the Sarbanes-Oxley Act of 2002, First Cash is required to notify you of this blackout period and of certain restrictions on trading in First Cash securities during the blackout period.

 You may not take the following actions during the blackout period:

   * Purchase, sell, acquire, or transfer shares of First Cash common stock that you acquired in connection with your service or employment as a director or executive officer of First Cash; or

   *  Purchase, sell, transfer or exercise First Cash stock options.

 For further information regarding this blackout period, please contact Doug Orr at the following address and phone number:

 R. Douglas Orr
 Chief Financial Officer
 First Cash Financial Services, Inc.
 690 E. Lamar Blvd. Ste 400
 Arlington, TX 76011
 (817) 460-3947

 Dated:  June 10, 2004